SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): September 1, 2010

ProAssurance Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-16533	63-1261433
(State of Incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

100 Brookwood Place, Birmingham, Alabama	35209
(Address of Principal Executive Office )	(Zip code)

Registrant’s telephone number, including area code: (205) 877-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17CFR 240.13e-(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 1, 2010 we announced the signing of a definitive agreement which calls for ProAssurance to acquire all of the outstanding common stock of American Physicians Service Group (American Physicians) in an all cash merger at a price of $32.50 per share. The total purchase price will be approximately $233 million and we intend to fund this transaction from cash on hand—there are no financing contingencies to the transaction.

American Physicians may not solicit “Acquisition Proposals” (as defined in the Merger Agreement) or, subject to exceptions that permit the American Physicians' board of directors to take action required by their fiduciary duties, participate in any discussions or negotiations regarding any Acquisition Proposal. The merger agreement provides for a termination fee of $8.5 million to be paid to ProAssurance if the board of directors of American Physicians, in the exercise of its fiduciary duty, elects to terminate the agreement in order to pursue a competitive offer. ProAssurance has reserved the right to match the terms of a competitive offer before American Physicians can exercise its termination right.

The transaction is subject to a vote of the shareholders of American Physicians, and customary regulatory approvals, including that of the Texas Department of Insurance. We are making every effort to close this transaction by December 31, 2010.The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which is attached as Exhibit 2.1 and incorporated herein by reference.

American Physicians has registered its common stock under the Securities Exchange Act of 1934 and files reports with  the Securities and Exchange Commission.  The common stock is traded on  NASDAQ under the symbol AMPH.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the American Physicians. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the American Physicians or ProAssurance or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the  public disclosures of ProAssurance and American Physicians.

ITEM 7.01. REGULATION FD DISCLOSURE

On September 1, 2010 we issued a news release announcing that American Physician Service Group will become part of ProAssurance through an all cash transaction at a price of $32.50 per oustanding common share. We are providing a copy of that release as Exhibit 99.1 to this Current Report on Form 8K.

The information we are furnishing under Item 7.01 of this Current Report on Form 8K, including Exhibit 99.1, is not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) as amended, or otherwise subject to the liability of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Exhibit Description

2.1	Agreement and Plan of Merger by and among ProAssurance Corporation, CA Bridge Corporation and American Physicians Service Group, Inc., dated August 31, 2010.*

99.1	News Release, issued on September 1, 2010, announcing that American Physicians Service Group will become part of ProAssurance through an all-cash transaction.

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) or Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2010
PROASSURANCE CORPORATION
By: /s/ Frank B. O’Neil
Frank B. O’Neil
Title: Senior Vice-President